Exhibit 99.1

News Release

Investor Contact

Brett Levy

Vice President, Investor Relations

Dine Brands Global, Inc.

(818) 637-3632

Brett.Levy@dinebrands.com

Media Contact

Susan Nelson

Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Second Quarter 2022 Results

Applebee’s and IHOP Achieve Positive Comparable Sales; Average Weekly Sales Exceed Q2 2019

Company Reaffirms 2022 Financial Performance Guidance

Company Repurchased 912,992 Shares and Returned $61 Million to Shareholders

Applebee’s and IHOP Franchisees Opened 14 New Restaurants

GLENDALE, Calif., August 9, 2022 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the second quarter of fiscal 2022.

“Thanks to the hard work of our team members and franchisees, Dine delivered a solid performance in the second quarter. Sustained off-premise traffic and continued recovery of dine-in contributed to positive comparable restaurant sales, driving average weekly sales at both brands above pre-pandemic levels” said John Peyton, chief executive officer of Dine Brands Global, Inc. “While the backdrop we are all operating in remains challenging, I’m confident we are well positioned for the current environment and for the long-term. Applebee’s and IHOP are both value leaders in their categories with long track records of executing enhanced value and marketing propositions that meet guests where they are.”

Vance Chang, chief financial officer, added, “We remain cautiously optimistic about Dine’s near-term outlook and are reaffirming our 2022 guidance. Our strong balance sheet and asset-light model protect us in this volatile and inflationary environment, as we continue to return capital to shareholders. Our focus on delivering long term restaurant profitability continues, which we believe remains a key driver to our franchisee’s ongoing investments in growth.”

Domestic Restaurant Sales for the Second Quarter of 2022

•

Applebee’s year-over-year comparable same-restaurant sales increased 1.8% for the second quarter of 2022. Off-premise sales accounted for 25.6% of sales mix, representing average weekly sales of approximately $13,900.

•

IHOP’s year-over-year comparable same-restaurant sales increased 3.6% for the second quarter of 2022. Off-premise sales accounted for 21.3% of sales mix, representing average weekly sales of approximately $8,300.

Second Quarter of 2022 Summary

•

Total revenues for the second quarter of 2022 were $237.8 million compared to $233.6 million for the second quarter of 2021. The increase was primarily due to positive comparable same restaurant sales growth at both brands.

•

Consolidated adjusted EBITDA for the second quarter of 2022 was $66.1 million compared to $71.7 million for the second quarter of 2021. The decrease was primarily due to G&A investments as well as the impact from inflation on our company restaurant operations. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

General and administrative expenses for the second quarter of 2022 were $44.1 million compared to $39.3 million for the second quarter of 2021. The variance was primarily due to strategic growth investments as well as higher personnel-related costs and travel-related costs to support franchisees, associated with the return to normal operations.

•

GAAP earnings per diluted share of $1.45 for the second quarter of 2022 compared to earnings per diluted share of $1.69 for the second quarter of 2021. The variance was primarily due to an increase in general and administrative expenses and a decrease in gross profit, partially offset by a decrease in closure and impairment charges.

•

Adjusted earnings per diluted share of $1.65 for the second quarter of 2022 compared to adjusted earnings per diluted share of $1.94 for the second quarter of 2021. The variance was primarily due to an increase in general and administrative expenses and a decrease in gross profit, partially offset by lower income tax expense. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•	Development activity by Applebee’s and IHOP franchisees for the second quarter of 2022 resulted in the opening of 14 new restaurants and the closure of 8 restaurants.

First Six Months of 2022 Summary

•

Total revenues for the first six months of 2022 were $468.2 million compared to $437.8 million for the first six months of 2021. The increase was primarily due to strong comparable same restaurant sales growth at both brands.

•

Consolidated adjusted EBITDA for the first six months of 2022 was $131.3 million. This compares to $129.9 million for the first six months of 2021. The increase was primarily due to strong comparable same restaurant sales growth at both brands offset by strategic growth investments as well as higher expenses associated with return to normal operations. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

General and administrative expenses for the first six months of 2022 were $85.6 million compared to $79.2 million for the first six months of 2021. The variance was primarily due to strategic growth investments as well as higher personnel-related costs and travel-related costs to support franchisees, associated with the return to normal operations.

•

GAAP earnings per diluted share of $2.90 for the first six months of 2022 compared to earnings per diluted share of $3.19 for the first six months of 2021. The variance was primarily due to higher income tax expense and an increase in general and administrative expenses, partially offset by an increase in gross profit and a decrease in closure and impairment charges.

•

Adjusted earnings per diluted share of $3.19 for the first six months of 2022 compared to adjusted earnings per diluted share of $3.67 for the first six months of 2021. The variance was primarily due to higher income tax expense and an increase in general and administrative expenses, partially offset by an increase in gross profit and lower interest expense. See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

Cash flows from operating activities for the first six months of 2022 were $29.9 million. This compares to cash provided from operating activities of $106.0 million for the first six months of 2021. The decline was primarily due to the change in working capital, reflecting the one-time collection of franchisee deferrals in the first six months of 2021, payments made in the first six months of 2022 related to higher incentive compensation earned in 2021 and the timing of marketing disbursements.

•

The Company had adjusted free cash flow of $23.1 million for the first six months of 2022. This compares to adjusted free cash flow of $107.3 million for the first six months of 2021. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•	Development activity by Applebee’s and IHOP franchisees for the first six months of 2022 resulted in the opening of 25 new restaurants and the closure of 19 restaurants.

Key Balance Sheet Metrics (as of June 30, 2022)

•	Total cash, cash equivalents and restricted cash of $329.7 million, of which $263.5 million was unrestricted cash.

•	Leverage ratio of 4.27x compared to 4.05x as of March 31, 2022.

•	Debt service coverage ratio was approximately 4.3x compared to approximately 4.6x as of March 31, 2022.

•	Capacity under the revolving credit facility of $221.5 million available, with no outstanding borrowings and $3.5 million pledged.

GAAP Effective Tax Rate

The Company’s effective tax rate for the second quarter of 2022 was 26.3% compared to 24.0% for second quarter of 2021. The variance was primarily due to the decrease of unrecognized tax benefits resulting from the closing of a state audit in the second quarter of 2021.

Capital Return to Shareholders

The Company repurchased 912,992 shares of its common stock in the second quarter of 2022 for a total of approximately $61 million.

On May 12, 2022, the Company announced that its Board of Directors declared and approved a 11% increase in the quarterly cash dividend to $0.51 per share of common stock. The dividend was paid on July 8, 2022, to the Company’s stockholders of record at the close of business on June 20, 2022.

Financial Performance Guidance for 2022

The Company reiterates its fiscal 2022 guidance:

•	Domestic development activity by Applebee’s franchisees to result in between 5 and 15 net fewer restaurants.

•	Domestic development activity by IHOP franchisees and area licensees to result in net new openings between 50 and 65 restaurants.

•	Consolidated adjusted EBITDA to range between approximately $235 million and $250 million. This range is inclusive of adjusted EBITDA related to the company restaurants segment.

•

General and administrative expenses to range between approximately $188 million and $198 million, including non-cash stock-based compensation expense and depreciation of approximately $30 million. This range reflects incremental investments in technology and operational initiatives as well as unit development and is inclusive of general and administrative expenses related to the company restaurants segment.

•	Capital expenditures to range between $33 million and $38 million, reflecting incremental investments in the business to support sustainable growth.

Second Quarter of 2022 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on August 9, 2022 at 9:00 a.m. Eastern time. To access the call, please go to this link (https://register.vevent.com/register/BIc88b05e3032041849605213f69a1b860), and you will be provided with dial in details. A replay of the webcast will also be available for a limited time at https://investors.dinebrands.com/investor-overview

A live webcast of the call will be available on https://investors.dinebrands.com/ and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both Applebee’s Neighborhood Grill + Bar® and IHOP® brands. With over 3,400 restaurants combined in 16 countries and 338 franchisees as of December 31, 2021, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions, including the impact of inflation; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amount)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$94,148	$94,630	$184,497	$174,721
Advertising revenues	74,111	72,324	144,994	133,209

Total franchise revenues	168,259	166,954	329,491	307,930
Company restaurant sales	39,511	38,194	78,927	74,143
Rental revenues	29,066	27,382	57,873	53,524
Financing revenues	958	1,089	1,926	2,221

Total revenues	237,794	233,619	468,217	437,818

Cost of revenues:
Franchise expenses:
Advertising expenses	74,111	72,324	144,994	133,209
Bad debt credit	(147)	(291)	(446)	(2,284)
Other franchise expenses	8,305	7,224	15,753	13,275

Total franchise expenses	82,269	79,257	160,301	144,200
Company restaurant expenses	37,881	34,759	75,289	67,643
Rental expenses:
Interest expense from finance leases	746	893	1,514	1,855
Other rental expenses	21,097	19,718	42,452	39,714

Total rental expenses	21,843	20,611	43,966	41,569
Financing expenses	106	115	213	243

Total cost of revenues	142,099	134,742	279,769	253,655

Gross profit	95,695	98,877	188,448	184,163
General and administrative expenses	44,063	39,276	85,611	79,187
Interest expense, net	15,359	15,739	30,892	32,235
Closure and impairment charges	1,311	2,571	1,457	4,581
Amortization of intangible assets	2,665	2,663	5,330	5,351
(Gain) loss on disposition of assets	(234)	(30)	(1,530)	137

Income before income taxes	32,531	38,658	66,688	62,672
Income tax provision	(8,569)	(9,296)	(17,876)	(7,707)

Net income	$23,962	$29,362	$48,812	$54,965

Net income available to common stockholders:
Net income	$23,962	$29,362	$48,812	$54,965
Less: Net income allocated to unvested participating restricted stock	(673)	(657)	(1,273)	(1,431)

Net income available to common stockholders	$23,289	$28,705	$47,539	$53,534

Net income available to common stockholders per share:
Basic	$1.45	$1.70	$2.90	$3.21

Diluted	$1.45	$1.69	$2.90	$3.19

Weighted average shares outstanding:
Basic	16,050	16,886	16,386	16,673

Diluted	16,080	16,977	16,418	16,802

Dividends declared per common share	$0.51	$—	$0.97	$—

Dividends paid per common share	$—	$—	$0.86	$—

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$263,536	$361,412
Receivables, net of allowance of $4,500 (2022) and $4,959 (2021)	91,888	119,968
Restricted cash	49,776	47,541
Prepaid gift card costs	25,028	28,175
Prepaid income taxes	6,890	10,529
Other current assets	12,710	6,728

Total current assets	449,828	574,353
Other intangible assets, net	534,247	539,390
Operating lease right-of-use assets	355,149	335,428
Goodwill	251,628	251,628
Property and equipment, net	175,265	179,411
Deferred rent receivable	46,293	50,257
Long-term receivables, net of allowance of $5,713 (2022) and $6,897 (2021)	43,076	42,493
Non-current restricted cash	16,400	16,400
Other non-current assets, net	9,880	10,006

Total assets	$1,881,766	$1,999,366

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$38,537	$55,956
Gift card liability	133,874	165,530
Current maturities of operating lease obligations	71,663	72,079
Current maturities of finance lease and financing obligations	10,662	10,693
Accrued employee compensation and benefits	21,202	40,785
Accrued advertising	33,574	33,752
Deferred franchise revenue, short-term	7,077	7,246
Dividends payable	8,239	6,919
Other accrued expenses	18,970	17,770

Total current liabilities	343,798	410,730
Long-term debt, net, less current maturities	1,280,747	1,279,623
Operating lease obligations, less current maturities	338,169	320,848
Finance lease obligations, less current maturities	63,562	59,625
Financing obligations, less current maturities	29,887	31,967
Deferred income taxes, net	75,064	76,228
Deferred franchise revenue, long-term	43,873	46,100
Other non-current liabilities	15,322	17,052

Total liabilities	2,190,422	2,242,173

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; 2022 -24,991,163 issued, 16,746,028 outstanding; 2021 - 24,992,275 issued, 17,163,946 outstanding	250	250
Additional paid-in-capital	253,213	256,189
Retained earnings	68,265	35,415
Accumulated other comprehensive loss	(63)	(59)
Treasury stock, at cost; shares: 2022 - 8,245,135; 2021 - 7,828,329	(630,321)	(534,602)

Total stockholders’ deficit	(308,656)	(242,807)

Total liabilities and stockholders’ deficit	$1,881,766	$1,999,366

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$48,812	$54,965
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	19,969	19,976
Non-cash stock-based compensation expense	8,327	5,612
Non-cash closure and impairment charges	1,348	4,514
Non-cash interest expense	1,436	1,427
Deferred income taxes	(773)	(10,007)
Deferred revenue	(2,396)	(4,678)
(Gain) loss on disposition of assets	(1,530)	137
Other	(2,647)	2,139
Changes in operating assets and liabilities:
Accounts receivable, net	(1,114)	4,928
Deferred rent receivable	3,964	3,432
Current income tax receivables and payables	3,715	5,315
Gift card receivables and payables	(8,397)	(3,837)
Other current assets	(5,983)	(2,036)
Accounts payable	(9,656)	6,195
Operating lease assets and liabilities	(5,724)	(9,179)
Accrued employee compensation and benefits	(18,894)	1,466
Accrued advertising expenses	(178)	31,066
Other current liabilities	(400)	(5,419)

Cash flows provided by operating activities	29,879	106,016

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	9,476	9,703
Net additions to property and equipment	(12,749)	(4,064)
Proceeds from sale of property and equipment	3,658	946
Additions to long-term receivables	(1,069)	—
Other	(93)	(237)

Cash flows (used in) provided by investing activities	(777)	6,348

Cash flows from financing activities:
Repayment of long-term debt	—	(6,500)
Repayment of revolving credit facility	—	(220,000)
Dividends paid on common stock	(14,588)	—
Repurchase of common stock	(102,394)	—
Principal payments on finance lease obligations	(4,696)	(5,244)
Proceeds from stock options exercised	241	22,511
Repurchase of restricted stock for tax payments upon vesting	(2,353)	(1,403)
Tax payments for share settlement of restricted stock units	(953)	(9,783)

Cash flows used in financing activities	(124,743)	(220,419)

Net change in cash, cash equivalents and restricted cash	(95,641)	(108,055)
Cash, cash equivalents and restricted cash at beginning of period	425,353	456,053

Cash, cash equivalents and restricted cash at end of period	$329,712	$347,998

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income available to common stockholders	$23,289	$28,705	$47,539	$53,534
Closure and impairment charges	1,311	2,571	1,457	4,581
Amortization of intangible assets	2,665	2,663	5,330	5,351
Non-cash interest expense	722	715	1,436	1,427
(Gain) loss on disposition of assets	(234)	(30)	(1,530)	137
Net income tax provision for above adjustments	(1,161)	(1,598)	(1,740)	(3,104)
Net income allocated to unvested participating restricted stock	(95)	(97)	(128)	(219)

Net income available to common stockholders, as adjusted	$26,497	$32,929	$52,364	$61,707

Diluted net income available to common stockholders per share:
Net income available to common stockholders per share:	$1.45	$1.69	$2.90	$3.19
Closure and impairment charges	0.06	0.11	0.07	0.20
Amortization of intangible assets	0.12	0.11	0.24	0.23
Non-cash interest expense	0.03	0.03	0.06	0.06
(Gain) loss on disposition of assets	(0.01)	(0.00)	(0.07)	0.01
Net income allocated to unvested participating restricted stock	(0.01)	(0.01)	(0.01)	(0.01)
Rounding	0.01	0.01	—	(0.01)

Diluted net income available to common stockholders per share, as adjusted	$1.65	$1.94	$3.19	$3.67

Numerator for basic EPS - net income available to common stockholders, as adjusted	$26,497	$32,929	$52,364	$61,707
Effect of unvested participating restricted stock using the two-class method	1	3	1	12

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$26,498	$32,932	$52,365	$61,719

Denominator for basic EPS - weighted-average shares	16,050	16,886	16,386	16,673
Dilutive effect of stock options	30	91	32	129

Denominator for diluted EPS - weighted-average shares	16,080	16,977	16,418	16,802

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Six Months Ended June 30,
	2022	2021
	(In millions)
Cash flows provided by operating activities	$29.9	$106.0
Receipts from notes and equipment contracts receivable	5.9	5.4
Net additions to property and equipment	(12.7)	(4.1)

Adjusted free cash flow	23.1	107.3
Dividends paid on common stock	(14.6)	—
Repurchase of common stock	(102.4)	—

	$(93.9)	$107.3

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of closure and impairment charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income, as reported	$23,962	$29,362	$48,812	$54,965
Closure and impairment charges	1,311	2,571	1,457	4,581
Interest charges on finance leases	1,217	1,383	2,468	2,847
All other interest charges	16,354	16,446	32,716	33,691
Income tax provision	8,569	9,296	17,876	7,707
Depreciation and amortization	10,022	9,972	19,952	19,959
Non-cash stock-based compensation	3,985	2,517	8,327	5,614
(Gain) loss on disposition of assets	(234)	(30)	(1,530)	137
Other	882	221	1,194	353

Adjusted EBITDA	$66,068	$71,738	$131,272	$129,854

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and six months ended June 30, 2022 and 2021, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Applebee’s
Global Effective Restaurants(a)
Franchise	1,604	1,623	1,605	1,625
Company	69	69	69	69

Total	1,673	1,692	1,674	1,694

System-wide(b)
Domestic sales percentage change(c)	1.4%	125.3%	7.2%	43.3%
Domestic same-restaurant sales percentage change(d)	1.8%	102.2%	7.6%	46.4%
Franchise(b)
Domestic sales percentage change(c)	1.3%	125.2%	7.3%	43.0%
Domestic same-restaurant sales percentage change(d)	1.7%	102.1%	7.6%	46.1%
Average weekly domestic unit sales (in thousands)	$55.1	$53.8	$54.5	$50.3
IHOP
Global Effective Restaurants(a)
Franchise	1,593	1,568	1,590	1,566
Area license	156	155	156	156

Total	1,749	1,723	1,746	1,722

System-wide(b)
Sales percentage change(c)	5.7%	163.6%	12.1%	39.2%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	3.6%	120.1%	10.1%	40.7%
Franchise(b)
Sales percentage change(c)	5.6%	163.1%	12.3%	38.5%
Domestic same-restaurant sales percentage change(d)	3.6%	118.2%	10.4%	39.4%
Average weekly unit sales (in thousands)	$37.9	$36.4	$36.4	$32.9
Area License (b)
Sales percentage change(c)	6.2%	168.8%	10.0%	46.7%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Global Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and six months ended June 30, 2022 and 2021 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$1,076.7	$1,062.8	$2,131.7	$1,987.5
Applebee’s company-operated restaurants	39.5	38.2	78.9	74.1
IHOP franchise restaurant sales	783.8	742.0	1,503.5	1,338.8
IHOP area license restaurant sales	75.3	70.9	145.8	132.6

Total	$1,975.3	$1,913.9	$3,859.9	$3,533.0

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open during both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,606	1,636	1,611	1,640
Company	69	69	69	69

Total Applebee’s restaurants, beginning of period	1,675	1,705	1,680	1,709

Franchise restaurants opened:
Domestic	1	—	2	2
International	—	1	—	1

Total franchise restaurants opened	1	1	2	3

Franchise restaurants closed:
Domestic	(2)	(6)	(6)	(10)
International	(1)	(4)	(3)	(6)

Total franchise restaurants closed	(3)	(10)	(9)	(16)

Net franchise restaurant reduction	(2)	(9)	(7)	(13)

Summary - end of period:
Franchise	1,604	1,627	1,604	1,627
Company	69	69	69	69

Total Applebee’s restaurants, end of period	1,673	1,696	1,673	1,696

Domestic	1,574	1,590	1,574	1,590
International	99	106	99	106
IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,600	1,593	1,595	1,611
Area license	156	156	156	158
Company	—	4	—	3

Total IHOP restaurants, beginning of period	1,756	1,753	1,751	1,772

Franchise/area license restaurants opened:
Domestic franchise	8	7	15	15
Domestic area license	—	1	1	1
International franchise	5	1	7	1

Total franchise/area license restaurants opened	13	9	23	17

Franchise/area license restaurants closed:
Domestic franchise	(4)	(14)	(7)	(30)
Domestic area license	—	—	(1)	(2)
International franchise	(1)	—	(2)	(9)
International area license	—	(1)	—	(1)

Total franchise/area license restaurants closed	(5)	(15)	(10)	(42)

Net franchise/area license restaurant additions (reductions)	8	(6)	13	(25)
Refranchised from Company restaurants	—	1	—	1
Franchise restaurants reacquired by the Company	—	—	—	(1)

Net franchise/area license restaurant increase (decrease)	8	(5)	13	(25)

Summary - end of period
Franchise	1,608	1,588	1,608	1,588
Area license	156	156	156	156
Company	—	3	—	3

Total IHOP restaurants, end of period	1,764	1,747	1,764	1,747

Domestic	1,665	1,654	1,665	1,654
International	99	93	99	93

The restaurant counts and activity presented above do not include two domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders), 12 international Applebee’s ghost kitchens and 28 international IHOP ghost kitchens at June 30, 2022. There were two domestic and one international Applebee’s ghost kitchens and three international IHOP ghost kitchens at June 30, 2021.